EXHIBIT 99.1
News

The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645
Investor contact: William J. Moss
Vice President, Treasurer
(201) 571-4019
Press contact: Richard P. De Santa
Senior Director, Communications
(201) 571-4495
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. ANNOUNCES RESULTS FOR ITS SECOND QUARTER ENDED SEPTEMBER 8, 2007

COMPANY REPORTS 3.2% INCREASE IN COMPARABLE STORE SALES

OPERATING RESULTS CONTINUE TO IMPROVE IN ITS CORE NORTHEAST OPERATIONS
MONTVALE, NJ — October 17, 2007 — The Great Atlantic & Pacific Tea Company, Inc. (A&P, NYSE Symbol: GAP) announced fiscal 2007 second quarter and year to date results for the 12 and 28 weeks ended September 8, 2007.
Sales for the second quarter were $1.3 billion versus $1.2 billion last year. Comparable store sales increased 3.2%. Net loss from continuing operations was $2.9 million or $0.07 per share in the second quarter versus a loss of $2.2 million or $0.05 per share in the same period last year.
The results for the second quarter of fiscal years 2007 and 2006 include items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business. These items are listed on Schedule 3 of the press release. Excluding these items, adjusted loss from operations was $5.3 million, compared to a loss of $4.9 million in last year’s second quarter. Adjusted EBITDA, which is reconciled to net cash from operating activities on Schedule 4, was $28.3 million this year versus $28.8 million in last year’s second quarter. These results include income from the recently expired IT services agreement with Metro Inc. of $1.0 million and $4.1 million, respectively. Excluding these amounts Adjusted EBITDA was $27.3 million this year versus $24.7 million in last year’s second quarter.

Sales for the 28 weeks year to date were $3.0 billion versus $2.9 billion in 2006. Comparable store sales increased 1.9%. Net income from continuing operations for year to date 2007 was $58.5 million or $1.38 per diluted share, which includes a gain of $78.4 million from the sale of Metro Inc. shares, compared to a loss of $8.5 million or $0.21 per diluted share for 2006.
Fiscal 2007 and fiscal 2006 year to date results include the non-operating items listed on Schedule 3 of the press release. Excluding these items, adjusted U.S. loss from operations was $8.8 million for the first half of 2007 versus a loss of $7.4 million for 2006. Adjusted EBITDA, which is reconciled to net cash from operating activities on Schedule 4, was $72.5 million for the first half of 2007 versus $72.0 million in 2006. These results include income from the recently expired IT services agreement with Metro Inc. of $5.8 million and $9.5 million, respectively. Excluding these amounts Adjusted EBITDA was $66.7 million for year to date 2007 versus $62.5 million for year to date 2006.
Christian Haub, Executive Chairman of the Board, said, “A&P’s strategic restructuring moved forward significantly in the 2nd quarter, as we exited our Midwest operations, and announced the divestiture of our Southern operations, which will be completed later this quarter. This fulfills our strategy to create a strong retail presence focused in our core Northeast markets, with improved profit and growth potential.
“Our Northeast presence will be significantly strengthened by the addition of Pathmark which we now anticipate to achieve before the end of the calendar year. Alongside the ongoing improvement of our existing business, our primary objective is the completion of the Pathmark transaction, and commencement of the integration process. I am pleased with the ongoing improvement of our Northeast operations, and with the overall progress and exciting potential of our transformation strategy,” Mr. Haub said.
Eric Claus, President and Chief Executive Officer, said, “Our core operations in the Northeast achieved markedly improved year-over-year sales in the 2nd quarter, primarily through better operating and merchandising execution, and the impact of our new store formats.
“With our exit from non-core markets virtually completed from the operating standpoint, we will focus exclusively on our Northeast business. In addition to ongoing improvement of A&P, Waldbaum’s, Food Basics and the Food Emporium in New York and New Jersey, new Fresh stores and strong marketing and customer service efforts have boosted customer traffic and sales in our Philadelphia and Baltimore Super Fresh operations, and we expect further improvement as those initiatives continue.
“In anticipation of our acquisition of Pathmark Stores Inc., we have developed a comprehensive plan for the orderly and efficient integration of those operations into A&P. That plan will ensure the continuity of A&P and Pathmark retail operations throughout the transition period, the efficient consolidation of headquarters support functions in Montvale, and the achievement of all merger-related financial synergies within the planned time frame. We look forward to the addition of Pathmark’s outstanding people, store locations and sales base to our organization,” Mr. Claus said.
Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 337 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, The Food Emporium, Super Foodmart, Super Fresh, Sav-A-Center and Food Basics.
The Company invites investors and other interested parties to listen to a live audio Webcast to be held at 11:00 AM Eastern Time today, at which members of the Company’s senior management team will discuss the Company’s second quarter financial results. The Webcast may be accessed through a link on the “Investors” page of the Company’s Website, www.aptea.com. Listeners who cannot participate in the live broadcast will be able to hear a recorded replay of the broadcast beginning this afternoon and available until November 14, 2007.
Effective March 28, 2003, the Securities and Exchange Commission (“SEC”) adopted new rules related to disclosure of certain financial measures not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Such new rules require all public companies to provide certain disclosures in press release and SEC filings related to non-GAAP financial measures. We use the non-GAAP measures “Adjusted (loss) income from operations” and “EBITDA” to evaluate the Company’s liquidity and it is among the primary measures used by management for planning and forecasting of future periods. Adjusted (loss) income from operations is defined as (loss) income from operations adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business. EBITDA is defined as earnings before interest and dividend income, taxes, depreciation, amortization, equity in earnings of Metro, Inc., discontinued operations, the (loss) gain on the sale of Metro Inc. shares and the (loss) gain on the sale of A&P Canada. Ongoing, operating EBITDA is defined as EBITDA adjusted for items the Company considers non-operating in nature that management excludes when evaluating the results of the ongoing business. The Company believes the presentation of these measures is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by the Company’s management and makes it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these measures are also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the results of the Company to other companies in its industry. Ongoing, operating EBITDA is reconciled to Net Cash provided by Operating Activities on Schedule 4 of this release.
This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers; the failure to successfully integrate Pathmark’s business and operations and realize synergies in the expected time frame.
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The Great Atlantic & Pacific Tea Company, Inc.
Schedule 1 — GAAP Earnings for the 12 and 28 weeks ended September 8, 2007 and September 9, 2006
(Unaudited)
(In thousands, except share amounts and store data)

	12 Weeks Ended		28 Weeks Ended
	September 8, 2007	September 9, 2006	September 8, 2007	September 9, 2006
Sales	$1,274,338	$1,236,859	$2,953,507	$2,889,954
Cost of merchandise sold	(875,701)	(846,216)	(2,031,888)	(1,990,835)

Gross margin	398,637	390,643	921,619	899,119
Store operating, general and administrative expense	(391,247)	(396,620)	(920,603)	(913,072)

Income (loss) from operations	7,390	(5,977)	1,016	(13,953)
(Loss) gain on sale of Canadian operations	(5)	35	(286)	(291)
Gain on sale of shares of Metro, Inc.	—	—	78,388	—
Interest expense	(14,594)	(15,124)	(34,307)	(34,825)
Interest and dividend income	3,655	1,976	8,321	6,279
Minority interest in earnings of consolidated franchisees	—	—	—	—
Equity in earnings of Metro, Inc.	—	11,870	7,869	19,817

(Loss) income from continuing operations before income taxes	(3,554)	(7,220)	61,001	(22,973)
Benefit from (provision for) income taxes	615	5,050	(2,534)	14,455

(Loss) income from continuing operations	(2,939)	(2,170)	58,467	(8,518)
Discontinued operations:
Loss (income) from operations of discontinued businesses, net of tax	(86,347)	1,714	(166,127)	2,107
Loss on disposal of discontinued businesses, net of tax	(2,036)	(55)	(48,804)	(209)

Loss from discontinued operations	(88,383)	1,659	(214,931)	1,898

Net (loss) income	$(91,322)	$(511)	$(156,464)	$(6,620)

Net (loss) income per share — basic:
Continuing operations	$(0.07)	$(0.05)	$1.39	$(0.21)
Discontinued operations	(2.11)	0.04	(5.13)	0.05

Net (loss) income per share — basic	$(2.18)	$(0.01)	$(3.74)	$(0.16)

Net (loss) income per share — diluted:
Continuing operations	$(0.07)	$(0.05)	$1.38	$(0.21)
Discontinued operations	(2.11)	0.04	(5.08)	0.05

Net (loss) income per share — diluted	$(2.18)	$(0.01)	$(3.70)	$(0.16)

Weighted average common shares outstanding — basic	41,933,470	41,470,799	41,857,990	41,362,113

Weighted average common shares outstanding — diluted	42,358,715	41,947,722	42,284,488	41,872,311

Gross margin rate	31.28%	31.58%	31.20%	31.11%
Store operating, general and administrative expense rate	30.70%	32.07%	31.17%	31.59%

A&P depreciation and amortization	$33,611	$40,272	$89,960	$95,219

Number of stores operated at end of quarter	337	403	337	403

The Great Atlantic & Pacific Tea Company, Inc.
Schedule 2 — Condensed Balance Sheet Data
(Unaudited)
(In millions, except per share and store data)

	September 8, 2007	February 24, 2007
Cash and short-term investments	$76	$86

Other current assets	751	663

Total current assets	827	749

Property-net	777	940

Investment in Metro, Inc.	391	—

Equity investment in Metro, Inc.	—	369

Other assets	171	54

Total assets	$2,166	$2,112

Total current liabilities	$484	$558

Total non-current liabilities	1,231	1,123

Stockholders’ equity	451	431

Total liabilities and stockholders’ equity	$2,166	$2,112

Other Statistical Data

Total Debt and Capital Leases	$251	$348
Total Long Term Real Estate Liabilities	305	301
Temporary Investments and Marketable Securities	(196)	(77)

Net Debt	$360	$572

Total Retail Square Footage (in thousands)	13,158	16,538

Book Value Per Share	$10.75	$10.36

	For the 28	For the 28
	weeks ended	weeks ended
	September 8, 2007	September 9, 2006
Capital Expenditures	$80	$120

The Great Atlantic & Pacific Tea Company, Inc.
Schedule 3 — Reconciliation of GAAP (Loss) Income from Operations to Adjusted (Loss) Income from Operations for the 12 and 28 weeks ended September 8, 2007 and September 9, 2006
(Unaudited)
(In thousands, except share amounts and store data)

	12 Weeks Ended		28 Weeks Ended
	September 8,	September 9,	September 8,	September 9,
	2007	2006	2007	2006
As reported income (loss) from operations	$7,390	$(5,977)	$1,016	$(13,953)

Adjustments:
Net restructuring costs	2,715	233	4,252	7,159
Pathmark Acquisition	1,942	—	2,369	—
Real estate related activity	(17,382)	809	(16,486)	(591)

Total adjustments	(12,725)	1,042	(9,865)	6,568

Adjusted Northeast loss from operations	$(5,335)	$(4,935)	$(8,849)	$(7,385)

As reported Northeast depreciation and amortization	$33,611	$33,780	$81,323	$79,384
Discontinued operations depreciation and amortization	—	6,492	8,637	15,835

Total A&P depreciation and amortization	$33,611	$40,272	$89,960	$95,219

The Great Atlantic & Pacific Tea Company, Inc.
Schedule 4 — Reconciliation of GAAP Net Cash (Used In) Provided By Operating Activities to Adjusted EBITDA
for the 12 and 28 weeks ended September 8, 2007 and September 9, 2006
(Unaudited)
(In thousands, except share amounts and store data)

	12 Weeks Ended		28 Weeks Ended
	September 8,	September 9,	September 8,	September 9,
	2007	2006	2007	2006
Net cash (used in) provided by operating activities	$(23,968)	$21,333	$3,663	$16,866
Adjustments to calculate EBITDA:
Loss (income) from operations of discontinued businesses	86,347	(1,714)	166,127	(2,107)
Depreciation and amortization on discontinued operations	—	(6,492)	(8,637)	(15,835)
Net interest expense	10,939	13,148	25,986	28,546
Asset disposition initiatives	21,137	157	20,985	(5,135)
Long lived asset impairment charges	(663)	(1,344)	(1,114)	(2,565)
Gain on disposal of owned property	(60)	1,234	(1,221)	10,941
(Benefit from) provision for income taxes	(615)	(5,050)	2,534	(14,455)
Income tax benefit	—	5,969	—	17,269
Other share based awards	(2,483)	(2,507)	(5,304)	(5,844)
Proceeds from dividends from Metro, Inc.	—	(1,706)	—	(3,408)
Working capital changes
Accounts receivable	(5,124)	(25,394)	(33,004)	(69,415)
Inventories	(42,551)	(1,395)	(71,560)	(5,261)
Prepaid expenses and other current assets	3,551	7,733	10,795	11,791
Accounts payable	17,656	20,300	29,589	18,534
Accrued salaries, wages, benefits and taxes	23,413	(4,045)	16,151	15,362
Other accruals	(15,804)	2,426	(8,962)	49,763
Other assets	609	191	9,024	2,811
Other non-current liabilities	(29,275)	7,393	(70,009)	19,596
Other, net	(2,108)	(2,434)	(2,704)	(2,023)

Total A&P EBITDA	41,001	27,803	82,339	65,431

Adjustments:
Net restructuring costs	2,715	233	4,252	7,159
Pathmark Acquisition	1,942	—	2,369	—
Real estate related activity	(17,382)	809	(16,486)	(591)

Total adjustments	(12,725)	1,042	(9,865)	6,568

Adjusted A&P ongoing operating EBITDA	$28,276	$28,845	$72,474	$71,999